SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 4, 2009

priceline.com Incorporated

(Exact name of registrant as specified in its charter)

Delaware

0-25581

06-1528493

(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut		06854
(Address of principal office)		(zip code)

Registrant’s telephone number, including area code

(203) 299-8000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2009, priceline.com Incorporated (the “Company”) will grant Jeffery H. Boyd, the Company’s President and Chief Executive Officer, and Robert J. Mylod, the Company’s Vice Chairman and Head of Worldwide Strategy and Planning, 27,828 and 19,358 restricted stock units, respectively, under the priceline.com 1999 Omnibus Plan, as amended, a stockholder approved plan.  As described in more detail below, the restricted stock units will be forfeited if  the Company’s common stock does not achieve and maintain certain stock price thresholds during the three year period beginning March 4, 2009 and ending March 4, 2012.

Any restricted stock units that vest pursuant to the terms of the award agreement are payable in shares of the Company’s common stock. 50%, 75% or 100% of the restricted stock units will vest if the stock price thresholds set forth below are achieved and maintained (the Company’s common stock must close at or above the stock price thresholds set forth below) for twenty (20) consecutive trading days during the six month period preceding the March 4, 2012 vesting date.  The stock price thresholds and applicable vesting percentages are:

RSUs forfeited	Less than $97.05 per share
50% of RSUs will vest	$97.05 per share, but less than $104.69 per share
75% of RSUs will vest	$104.69 per share, but less than $113.03 per share
100% of RSUs will vest	$113.03 per share

Subject to certain exceptions related to a change in control and terminations other than for “cause,” or on account of death or disability, Messrs. Boyd and Mylod must continue their service through March 3, 2012 in order to receive any shares of the Company’s common stock.  This summary of the terms of the grants is qualified in its entirety by the form of restricted stock unit agreement attached hereto as Exhibit 10.1, which is hereby incorporated herein by reference.

 Item 9.01.            Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit 10.1	Form of 2009 Restricted Stock Unit Agreement (Boyd and Mylod) for awards under the 1999 Omnibus Plan, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Jeffery H. Boyd
Jeffery H. Boyd
President and Chief Executive Officer

Dated:  March 4, 2009

Exhibits.

Exhibit 10.1	Form of 2009 Restricted Stock Unit Agreement (Boyd and Mylod) for awards under the 1999 Omnibus Plan, as amended.